As filed with the Securities and Exchange Commission on September 20, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEXTGEN HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

California	95-2888568
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3525 Piedmont Rd., NE,

Building 6, Suite 700

Atlanta, Georgia 30305

(404) 467-1500

(Address of Principal Executive Offices)

NEXTGEN HEALTHCARE, INC. 2021 EMPLOYMENT INDUCEMENT EQUITY INCENTIVE PLAN

(Full Title of the Plans)

James R. Arnold, Jr.

Chief Financial Officer

NextGen Healthcare, Inc.

3525 Piedmont Rd., NE

Building 6, Suite 700

Atlanta, Georgia 30305

(404) 467-1500

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Cary K. Hyden, Esq.

Michael A. Treska, Esq.

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

(714) 540-1235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value	1,500,000 shares (3)	$15.00	$22,500,000	$2,454.75

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plan as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)

This estimate is made pursuant to Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $15.00, which is the average of the high and low prices for the registrant’s common stock as reported on The Nasdaq Global Market on September 17, 2021.

(3)

Represents 1,500,000 shares of common stock available for future issuance (or that may become available for issuance) under the NextGen Healthcare, Inc. 2021 Employment Inducement Equity Incentive Plan.

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plan are granted, exercised and/or distributed.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, NextGen, Inc. is sometimes referred to as “registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)

the Company’s Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended March 31, 2021, filed by the registrant with the SEC on May  27, 2021, as amended by the Form 10-K/A filed by the registrant with the SEC on July 29, 2021, respectively, which contains the registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2021, filed by the registrant with the SEC on July 30, 2021;

(c)	the Company’s Current Reports on Form 8-K and Form 8-K/A filed by the registrant with the SEC on June 21, 2021, August 17, 2021, August 18, 2021, September 10, 2021 and September 20, 2021; and

(d)

the description of the registrant’s common stock set forth in Exhibit 4.1 to the Company’s Annual Report on Form 10-K, filed by the registrant with the SEC on May 27, 2021, as amended by the Form 10-K/A filed by the registrant with the SEC on July 29, 2021.

In addition, all documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 317 of the California Corporations Code (the “California Code”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith in a manner the person reasonably believed to be in the best interests of the corporation, and in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

Section 204 of the California Code provides that a corporation’s articles of incorporation may not limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310 of the California Code (concerning transactions between corporations and directors or corporations having interrelated directors) or (vii) under Section 316 of the California Code (concerning directors’ liability for distributions, loans, and guarantees).

Section 204 further provides that a corporation’s articles of incorporation may not limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a corporation’s shareholders for any violation of a director’s fiduciary duty to the corporation or its shareholders.

The registrant has entered into indemnification agreements with its directors and executive officers, and the indemnification agreements, the registrant’s Restated Articles of Incorporation, as amended, (the “Articles”) and the registrant’s Amended and Restated Bylaws (the “Bylaws”) require the registrant to indemnify its directors and executive officers to the fullest extent permitted by California law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

3.1	Restated Articles of Incorporation of Quality Systems, Inc.	S-1	333-00161	3.1	1/11/1996

3.2	Certificate of Amendment to Articles of Incorporation of Quality Systems, Inc.	10-K	001-12537	3.1.1	6/14/2005

3.3	Certificate of Amendment to Articles of Incorporation of Quality Systems, Inc.	8-K	001-12537	3.01	10/11/2005

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

3.4	Certificate of Amendment to Articles of Incorporation of Quality Systems, Inc.	8-K	001-12537	3.1	3/6/2006

3.5	Certificate of Amendment to Articles of Incorporation of Quality Systems, Inc.	8-K	001-12537	3.1	10/6/2011

3.6	Restated Articles of Incorporation of the registrant	8-K	001-12537	2.1	9/10/2018

3.7	Amended and Restated Bylaws of Quality Systems, Inc.	8-K	001-12537	3.1	10/31/2008

3.8	Amended and Restated Bylaws of the registrant	8-K	001-12537	3.2	10/31/2018

3.9	Fourth Amended and Restated Bylaws of the registrant	8-K/A	001-12537	3.1	8/17/2021

4.1	Description of registrant’s securities registered pursuant to Section 12 of the Securities Exchange Act of 1934	10-K	001-12537	4.1	5/27/2021

5.1	Opinion of Latham & Watkins LLP					X

10.1	NextGen Healthcare, Inc. 2021 Employment Inducement Equity Incentive Plan					X

10.2	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement pursuant to the NextGen Healthcare, Inc. 2021 Employment Inducement Equity Incentive Plan					X

10.3	Form of Performance Share Unit Award Grant Notice and Performance Share Unit Award Agreement pursuant to the NextGen Healthcare, Inc. 2021 Employment Inducement Equity Incentive Plan					X

23.1	Consent of Independent Registered Public Accounting Firm - PricewaterhouseCoopers LLP					X

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto)					X

24.1	Power of Attorney (see signature page)					X

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on September 20, 2021.

NEXTGEN HEALTHCARE, INC.

By:	/s/ James R. Arnold, Jr.
James R. Arnold, Jr.
Executive Vice President and Chief Financial Officer

Each person whose signature appears below hereby constitutes and appoints James R. Arnold and David Ahmadzai, jointly and severally, his or her attorneys-in-fact, each with the full power of substitution, for him or her in any and all capacities, to sign this registration statement, and any amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James R. Arnold, Jr. James R. Arnold, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 20, 2021

/s/ David Ahmadzai David Ahmadzai	Chief Accounting Officer (Principal Accounting Officer)	September 20, 2021

/s/ Jeffrey H. Margolis Jeffrey H. Margolis	Chairman of the Board and Director	September 20, 2021

/s/ Craig A. Barbarosh Craig A. Barbarosh	Vice Chairman of the Board and Director	September 20, 2021

/s/ George H. Bristol George H. Bristol	Director	September 20, 2021

/s/ James C. Malone James C. Malone	Director	September 20, 2021

/s/ Morris Panner Morris Panner	Director	September 20, 2021

Sheldon Razin	Director

Lance E. Rosenzweig	Director

/s/ Geraldine McGinty Geraldine McGinty	Director	September 20, 2021

/s/ Julie D. Klapstein Julie D. Klapstein	Director	September 20, 2021